Exhibit 99.1

NOODLES & COMPANY ANNOUNCES PRIVATE PLACEMENT FINANCING, STRATEGIC INITIATIVES TO IMPROVE OPERATING PERFORMANCE
AND PROVIDES PRELIMINARY FOURTH QUARTER UPDATE

•	Raises $18.5 million from L Catterton through private placement

•	Amends credit facility to increase flexibility

•	Announces plan to close approximately 55 underperforming restaurants

•	Announces selected preliminary fourth quarter results

•	Announces conference call to discuss strategic initiatives and recent developments
BROOMFIELD, Colo., February 9, 2017 (GLOBAL NEWSWIRE) – Noodles & Company (the “Company”) (NASDAQ: NDLS) today announced that it completed an $18.5 million private placement sale of Series A Convertible Preferred Stock and warrants to purchase shares of the Company’s Class A Common Stock to an existing shareholder controlled by L Catterton on February 8, 2017 (the “Private Placement”), to strengthen the Company’s balance sheet and fund strategic initiatives. Additionally, the Company announced the amendment of its existing credit facility, allowing for greater financial flexibility.
The Company also announced plans to close approximately 55 underperforming company-owned restaurants, to eliminate the negative cash flow of these restaurants and improve overall performance.
Lastly, the Company announced preliminary, unaudited financial results for its fiscal fourth quarter ended January 3, 2017.
Dave Boennighausen, Chief Financial Officer and interim Chief Executive Officer of Noodles & Company, noted, “Today we announced important initiatives that we believe are critical to the long term success of Noodles & Company. These initiatives focus on our strong go-forward restaurant portfolio, shore up our balance sheet and give us the financial flexibility to further our in-restaurant operational and culinary initiatives.”
Private Placement Raises $18.5 Million; Company Intends to Take Further Steps to Address Capital Needs.
In a Private Placement transaction, the Company issued to L Catterton 18,500 shares of Series A Convertible Preferred Stock convertible into 4,252,873 shares of the Company’s Class A Common Stock and warrants entitling L Catterton to purchase 1,913,793 shares of the Company’s Class A Common Stock during the five year period beginning six months following their issuance at an exercise price per share of $4.35. The preferred stock is initially convertible at a conversion price of $4.35, which is equal to the closing bid price for the Company’s Class A Common Stock on February 7, 2017. The gross proceeds of the Private Placement were $18.5 million.
The proceeds will be used, in conjunction with cash flow from the Company’s operations and the proceeds received from any other measures that the Company may take to raise capital, to satisfy liabilities associated with its plan to close underperforming restaurants, to satisfy liabilities arising from the data breach that occurred in 2016 and to fund, in part, capital expenditures related to investments in the remaining company-owned restaurants.
The preferred stock will accrue dividends beginning on the earlier of (i) the date that is the six-month anniversary of the issue date and (ii) the date on which the Company completes specified equity offerings generating aggregate gross proceeds to the Company of at least $50.0 million (including proceeds from the Private Placement). If the Company completes specified equity offerings generating aggregate gross proceeds to the Company of at least $50.0 million (including proceeds from the Private Placement), then (i) if the volume-weighted average price per share of the Company’s Class A common stock for the thirty-day period is greater than the conversion price, the Company may elect, and the Company currently intends, to convert the preferred stock into Class A common stock, or (ii) if the volume-weighted average price per share of the Company’s Class A common stock for the thirty-day period is equal to or less than the conversion price, dividends on the preferred stock will stop accruing. The preferred stock dividend rate is 8.0% per annum and will increase by 0.5% per month beginning six months after the issue date, up to a maximum of 18.0% per annum. Dividends on the preferred stock will be payable only in cash, when, as, and if declared by the Board, out of legally available funds and if, after such payment, the Company would be in compliance with the covenants under its outstanding indebtedness. In addition, the preferred stock is also entitled to participate in cash and in-kind distributions to holders of shares of the Company’s common stock on an as-converted basis.
Additionally, redemption of the preferred stock may occur (a) following the 15-month anniversary of the issue date, at the election of the Company if the Company’s 30-day stock price is equal to or less than the conversion price, (b) following the 15-month anniversary of the issue date upon the direction of the holders of a majority of the preferred stock (c) unless otherwise waived by the holders of a majority of the preferred stock, at any time upon a change of control of the Company and (d) at any time at the election of the Company in connection with a conversion, if L Catterton would have beneficial ownership of more than 45.0% of the Company’s common stock. Any redemption is subject to certain conditions, including that after such redemption the Company be in compliance with the covenants under its indebtedness for borrowed money. L Catterton also is entitled to customary information rights, the right to vote on an as-converted basis with Class A Common Stock and the right to purchase a pro rata share of certain future equity offerings. In addition to the Private Placement, the Company intends to take further measures to address its capital needs and anticipates making further announcements in this respect in the future.
Credit Facility Amendment.
On February 8, 2017, the Company entered into an agreement with the lenders under its credit agreement to amend the credit agreement, which amendment, among other things, restores the Company’s ability to request an increase in the maximum commitment amount under the credit facility by up to $15.0 million, suspends quarterly amortization payments of $2.5 million until the end of the second fiscal quarter of 2018, and increases the interest rate margin applicable at total lease adjusted leverage levels at and above 4.25:1.00. The Consolidated EBITDA definition, as revised, will permit certain costs, like liabilities associated with the restaurant closures, to be added back into the Consolidated EBITDA calculation. In addition, the amendment provides that upon the completion of one or more equity issuances for an aggregate gross purchase amount of at least $45.0 million (including the $18.5 million of Preferred Stock issued to L Catterton pursuant to the Private Placement), (i) the required $2.5 million quarterly amortization payment will be eliminated and (ii) increased capital expenditure amounts related to restaurant growth will be permitted. The amendment also revises certain financial covenant levels and provides for modifications of financial covenants to apply to specified periods once the Company has completed such equity issuances.
Plan to Close Underperforming Restaurants.
The Company’s Board of Directors, as part of a continued strategic review of the Company’s restaurant portfolio, has approved the closure of approximately 55 company-owned restaurants during the first and second quarters of 2017. The Company’s financial performance has been adversely impacted by these restaurants, many of which were opened in the last two to three years in newer markets where brand awareness of the Company’s restaurants is not as strong as in other markets. These restaurants have significantly underperformed the Company’s restaurant averages, generating AUVs of approximately $0.7 million and an aggregate restaurant contribution margin of approximately (20.0%) during the twelve-month period ended September 27, 2016. If such restaurants had not been in operation during the twelve-month period ended September 27, 2016, the Company’s restaurant contribution, as adjusted, would have been $7.3 million higher and the Company’s restaurant contribution margin, as adjusted, would have been 280 basis points higher.
Preliminary Fourth Quarter Results (Unaudited).
The Company announced preliminary, unaudited financial results for its fiscal fourth quarter ended January 3, 2017 based on available information to date. The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary results and, accordingly, does not express an opinion or any other form of assurance about them.
Fourth quarter 2016 financial results are expected to include the following:

•	Total revenue between $129.0 million and $130.0 million.

•
Restaurant contribution margin between 11.5% and 12.0%. Restaurant contribution margin is calculated as revenues less restaurant operating costs, as a percentage of revenues, each as reported for the Company’s restaurant segment.

•	A system-wide decrease in comparable restaurant sales of 1.3%, including a 1.8% decline at company-owned restaurants and a 2% increase at franchised locations.
The Company currently anticipates taking a non-cash impairment charge during the fiscal quarter ended January 3, 2017 that will range from $30.5 million to $31.5 million relating both to restaurants it intends to close, but that were not previously impaired, and to certain other restaurants. The Company also anticipates recording a charge during the fiscal quarter ended January 3, 2017 of approximately $11.0 million for estimated liabilities arising from the data security incident that occurred in 2016.

Actual results may differ from these expectations, which remain subject to completion of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for this period are finalized.
Conference Call Information.
The Company will host a conference call with an accompanying slide presentation to discuss these developments today, Thursday, February 9, at 5:00 PM Eastern Time. Hosting the call will be Dave Boennighausen, Chief Financial Officer and interim Chief Executive Officer.
The conference call can be accessed live over the phone by dialing 877-303-1298, or for international callers by dialing 253-237-1032. In addition, the conference call and slide presentation will be webcast from the Company’s corporate website at investor.noodles.com under the “Events & Presentation” page. A replay will be available shortly after the call and can be accessed by dialing 855-859-2056, or for international callers by dialing 404-537-3406; the passcode is 66834756. The replay will be available until Thursday, February 16, 2017. An archive of the webcast and the accompanying slide presentation will be available at the same location on the corporate website shortly after the end of the call.
About Noodles & Company
Noodles & Company is a fast-casual restaurant chain where its globally inspired dishes come together to create a World Kitchen. Recognized previously by Parents magazine as a Top Family Friendly Restaurant and by Health magazine as one of America’s Healthiest Fast Food Restaurants, Noodles & Company is a restaurant where Japanese Pan Noodles rest comfortably next to Penne Rosa and Wisconsin Mac & Cheese, but where world flavors don’t end at just noodles. Inspired by some of the world’s most celebrated flavor combinations, Noodles & Company’s menu offers soups, salads and shareables. Noodles & Company makes everything fresh to order, just as you like it, using quality ingredients. Servers deliver dishes to the table, allowing guests to sit and relax or grab a quick bite.
Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding costs associated with the Company’s closure of underperforming restaurants, the implementation and results of strategic initiatives, the use of proceeds of the Private Placement, the Company’s future financial performance and any potential future equity issuances. The Company’s actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to: the Company’s ability to execute its strategies to close underperforming restaurants, reduce restaurant growth and refranchise restaurants in certain of its markets; the Company’s ability to improve the operational and financial performance of its restaurant portfolio; costs associated with the Company’s data security incident, including legal fees, investigative fees, other professional fees and the cost of communications with customers, as well as potential losses associated with settling payment card networks’ expected claims and litigation associated with the data security breach; the Company’s ability to achieve and maintain increases in comparable restaurant sales and to successfully execute its business strategy, including new restaurant initiatives and operational strategies; the success of the Company’s efforts to obtain additional sources of liquidity; the success of the Company’s marketing efforts; the Company’s ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; the Company’s ability to adequately staff its restaurants; changes in labor costs; consumer confidence and spending patterns; consumer reaction to public health issues and perceptions of food safety; seasonal factors; weather; and those discussed in the Company’s filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K for the year ended December 29, 2015. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the statements. Also, the forward-looking statements contained herein represent the Company’s estimates and assumptions only as of the date hereof. Unless required by United States federal securities laws, the Company does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

Contacts:

Investor Relations
investorrelations@noodles.com

Media
Danielle Moore
press@noodles.com